Exhibit 99.1
ENERGY TRANSFER EQUITY
REPORTS QUARTERLY RESULTS
Dallas — August 3, 2011 — Energy Transfer Equity, L.P. (NYSE:ETE) today reported Distributable Cash Flow and net income attributable to partners for the quarter ended June 30, 2011, both of which were impacted by acquisition-related costs incurred by ETE in connection with its proposed merger with Southern Union Company (NYSE:SUG). Distributable Cash Flow before acquisition-related expenses was $124.6 million for the three months ended June 30, 2011, as compared to $126.2 million for the three months ended June 30, 2010. ETE’s net income attributable to partners was $66.3 million for the three months ended June 30, 2011 as compared to $19.3 million for the three months ended June 30, 2010.
In June 2011, ETE entered into a plan of merger, whereby Southern Union Company would become a wholly owned subsidiary of ETE, and, in July 2011, ETE entered into an amended and restated plan of merger which modified many of the terms of the original agreement. ETE incurred $9.0 million of general and administrative costs for the three months ended June 30, 2011 associated with this transaction. For the three months ended June 30, 2010, ETE incurred $12.8 million of general and administrative costs associated with its acquisition of a controlling interest in Regency Energy Partners LP (Nasdaq:RGNC).
For the quarter ended June 30, 2011, ETE significantly raised its cash distribution on its outstanding limited partner interests to $0.625 per limited partner unit ($2.50 annualized), an increase of approximately 11.6%. The cash distribution for the quarter ended June 30, 2011 will be paid on August 19, 2011 to Unitholders of record as of the close of business on August 5, 2011.
Distributable Cash Flow before acquisition-related expenses for the six months ended June 30, 2011 was $249.7 million, as compared to $254.5 million for the six months ended June 30, 2010. ETE’s net income attributable to partners was $154.9 million for the six months ended June 30, 2011, an increase of $22.9 million over the six months ended June 30, 2010.
The Partnership’s principal sources of cash flow are distributions it receives from its investments in the limited and general partner interests in Energy Transfer Partners, L.P. (“ETP”) and Regency Energy Partners LP (“Regency”), including 100% of ETP’s and Regency’s incentive distribution rights, approximately 50.2 million of ETP’s common units and approximately 26.3 million of Regency’s common units. ETE currently has no operating activities apart from those conducted by ETP and Regency and their operating subsidiaries. ETE’s principal uses of cash are for general and administrative expenses, debt service requirements, distributions to its general partners, limited partners and holders of the Series A Convertible Preferred Units, and capital contributions to ETP and Regency in respect of ETE’s general partner interests in ETP and Regency at ETE’s election.
The Partnership has scheduled a conference call for 8:30 a.m. Central Time, Thursday, August 4, 2011 to discuss its second quarter 2011 results. The conference call will be broadcast live via an internet web cast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Use of Non-GAAP Financial Measures
This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of Distributable Cash Flow. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. The Partnership’s Distributable Cash Flow should not be considered as an alternative to GAAP financial measures such as net income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Distributable Cash Flow. The Partnership defines Distributable Cash Flow for a period as cash distributions expected to be received from ETP and Regency in respect of such period in connection with the Partnership’s investments in limited and general partner interests of ETP and Regency, net of the Partnership’s cash expenditures for general and administrative costs and interest expense. Distributable Cash Flow is a significant liquidity measure used by the Partnership’s senior management to compare net cash flows generated by the Partnership’s equity investments in ETP and Regency to the distributions the Partnership expects to pay its unitholders. Using this measure, the Partnership’s management can compute the coverage ratio of estimated cash flows for a period to planned cash distributions for such period.
Distributable Cash Flow is also an important non-GAAP financial measure for our limited partners since it indicates to investors whether the Partnership’s investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels. Financial measures such as Distributable Cash Flow are quantitative standards used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to Distributable Cash Flow is net income for ETE on a stand-alone basis (“Parent Company”). The accompanying analysis of Distributable Cash Flow is presented for the three and six months ended June 30, 2011 and 2010 for comparative purposes.
Distributable Cash Flow (before acquisition-related expenses). The Partnership defines Distributable Cash Flow (before acquisition-related expenses) for a period as cash distributions expected to be received from ETP and Regency in respect of such period in connection with the Partnership’s investments in limited and general partner interests of ETP and Regency, net of the Partnership’s cash expenditures for general and administrative costs and interest expense and net of realized losses on termination of interest rate swaps. Due to the cash expenses that were incurred during the three months ended June 30, 2011 and 2010 in connection with the Partnership’s merger and acquisition activities, Distributable Cash Flow (before acquisition-related expenses) for the three months and six months ended June 30, 2011 and 2010 is a significant liquidity measure used by the Partnership’s senior management to compare net cash flows generated by the Partnership’s equity investments in ETP and Regency to the distributions the Partnership expects to pay its unitholders. Using this measure, the Partnership’s management can compute the coverage ratio of estimated cash flows for a period to planned cash distributions for such period. The GAAP measure most directly comparable to Distributable Cash Flow (before acquisition-related expenses) is net income (loss) for the Parent Company on a stand-alone basis. The accompanying analysis of Distributable Cash Flow (before acquisition-related expenses) is presented for the three and six months ended June 30, 2011 and 2010 for comparative purposes.
Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner and 100 percent of the incentive distribution rights (IDRs) of Energy Transfer Partners and approximately 50.2 million ETP limited partner units; and owns the general partner and 100 percent of the IDRs of Regency Energy Partners and approximately 26.3 million Regency limited partner units. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP currently has natural gas operations that include more than 17,500 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP also holds a 70% interest in Lone Star NGL LLC (“Lone Star”), a joint venture that owns and operates NGL storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country. For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. Regency also owns the remaining 30% interest in Lone Star. Regency’s general partner is owned by ETE. For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.
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Contacts
Investor Relations:
Energy Transfer
Brent Ratliff
214-981-0700 (office)
Media Relations:
Vicki Granado
Granado Communications Group
214-599-8785 (office)
214-498-9272 (cell)
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ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	June 30,	December 31,
	2011	2010
ASSETS

CURRENT ASSETS	$1,398,971	$1,291,010

PROPERTY, PLANT AND EQUIPMENT, net	13,774,472	11,852,732

ADVANCES TO AND INVESTMENTS IN AFFILIATES	1,350,627	1,359,979
LONG-TERM PRICE RISK MANAGEMENT ASSETS	7,468	13,971
GOODWILL	2,008,896	1,600,611
INTANGIBLES AND OTHER ASSETS, net	1,325,724	1,260,427

Total assets	$19,866,158	$17,378,730

LIABILITIES AND EQUITY

CURRENT LIABILITIES	$1,259,420	$1,081,075

LONG-TERM DEBT, less current maturities	11,123,820	9,346,067
SERIES A CONVERTIBLE PREFERRED UNITS	334,170	317,600
LONG-TERM PRICE RISK MANAGEMENT LIABILITIES	60,934	79,465
OTHER NON-CURRENT LIABILITIES	252,892	235,848

COMMITMENTS AND CONTINGENCIES

PREFERRED UNITS OF SUBSIDIARY	71,040	70,943

EQUITY:
Total partners’ capital (deficit)	(23,541)	120,668
Noncontrolling interest	6,787,423	6,127,064

Total equity	6,763,882	6,247,732

Total liabilities and equity	$19,866,158	$17,378,730

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per unit data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
REVENUES:
Natural gas operations	$1,728,951	$1,140,768	$3,157,908	$2,447,477
Retail propane	220,296	197,147	748,762	730,586
Other	25,659	24,613	57,356	56,446

Total revenues	1,974,906	1,362,528	3,964,026	3,234,509

COSTS AND EXPENSES:
Cost of products sold — natural gas operations	1,122,857	723,835	2,006,626	1,636,441
Cost of products sold — retail propane	134,728	110,282	445,592	415,263
Cost of products sold — other	6,567	6,336	13,360	13,614
Operating expenses	222,717	179,745	443,413	350,493
Depreciation and amortization	148,530	98,035	287,786	184,366
Selling, general and administrative	78,946	65,038	142,445	116,147

Total costs and expenses	1,714,345	1,183,271	3,339,222	2,716,324

OPERATING INCOME	260,561	179,257	624,804	518,185

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(181,517)	(129,036)	(349,446)	(250,707)
Equity in earnings of affiliates	28,819	12,193	54,260	18,374
(Losses) gains on disposal of assets	(681)	1,375	(2,435)	(489)
Gains (losses) on non-hedged interest rate derivatives	1,883	(22,468)	3,403	(36,892)
Impairment of investment in affiliate	—	(52,620)	—	(52,620)
Other, net	2,811	(5,213)	(9,715)	(3,070)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	111,876	(16,512)	320,871	192,781
Income tax expense	5,224	4,053	15,127	9,264

INCOME (LOSS) FROM CONTINUING OPERATIONS	106,652	(20,565)	305,744	183,517
Income from discontinued operations	—	86	—	86

NET INCOME (LOSS)	106,652	(20,479)	305,744	183,603

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	40,367	(39,747)	150,819	51,558

NET INCOME ATTRIBUTABLE TO PARTNERS	66,285	19,268	154,925	132,045

GENERAL PARTNER’S INTEREST IN NET INCOME	205	60	479	409

LIMITED PARTNERS’ INTEREST IN NET INCOME	$66,080	$19,208	$154,446	$131,636

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.30	$0.09	$0.69	$0.59

BASIC AVERAGE NUMBER OF UNITS OUTSTANDING	222,972,708	222,941,172	222,963,741	222,941,140

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.30	$0.09	$0.69	$0.59

DILUTED AVERAGE NUMBER OF UNITS OUTSTANDING	222,972,708	222,941,172	222,963,741	222,941,140

ENERGY TRANSFER EQUITY, L.P.
DISTRIBUTABLE CASH FLOW
(Dollars in thousands)
(unaudited)
The following table presents the calculation and reconciliation of Distributable Cash Flow of Energy Transfer Equity, L.P.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Distributable Cash Flow:
Cash distributions from Energy Transfer Partners, L.P. (“ETP”) associated with: (1)
General partner interest:
Standard distribution rights	$4,896	$4,874	$9,792	$9,754
Incentive distribution rights	103,358	89,834	206,540	184,751
Limited partner interest	44,890	44,890	89,780	100,750

Total cash distributions from ETP	153,144	139,598	306,112	295,255
Cash distributions from Regency Energy Partners LP (“Regency”) associated with: (2)
General partner interest:
Standard distribution rights	1,287	1,105	2,556	1,105
Incentive distribution rights	1,338	915	2,452	915
Limited partner interest	11,820	11,689	23,509	11,689

Total cash distributions from Regency	14,445	13,709	28,517	13,709

Total cash distributions from Subsidiaries	167,589	153,307	334,629	308,964
Net pro rata cash settlement related to Regency Transactions (3)	—	3,015	—	3,015

Total cash distributions expected from ETP and Regency including net pro rata settlement	167,589	156,322	334,629	311,979
Deduct expenses of the Parent Company on a stand-alone basis:
Selling, general and administrative expenses, excluding non-cash compensation expense	(11,950)	(14,917)	(13,705)	(17,161)
Interest expense, net of amortization of financing costs, interest income, and realized gains and losses on interest rate swaps (4)	(40,119)	(28,007)	(80,238)	(53,160)

Distributable Cash Flow	115,520	113,398	240,686	241,658
Acquisition-related expenses included in selling, general and administrative expenses	9,039	12,830	9,039	12,830

Distributable Cash Flow, before acquisition-related expenses	$124,559	$126,228	$249,725	$254,488

Cash distributions to be paid to the partners of ETE: (5)
Distributions to be paid to limited partners	$139,358	$120,388	$264,206	$240,776
Distributions to be paid to general partner	433	374	821	748

Total cash distributions to be paid to the partners of ETE	$139,791	$120,762	$265,027	$241,524

Reconciliation of Non-GAAP “Distributable Cash Flow” and “Distributable Cash Flow, before acquisition-related expenses” to GAAP “Net income” for the Parent Company on a stand-alone basis:
Net income for the Parent Company on a stand-alone basis	$66,285	$19,268	$154,925	$132,045
Adjustments to derive Distributable Cash Flow:
Equity in income of unconsolidated affiliates	(120,626)	(75,362)	(267,268)	(221,740)
Cash distributions from Subsidiaries	167,589	153,307	334,629	308,964
Net pro rata cash settlement related to Regency Transactions (3)	—	3,015	—	3,015
Amortization included in interest expense	466	1,455	1,280	2,153
Fair value adjustment of ETE Preferred Units	1,530	—	16,570	—
Other non-cash	276	228	550	457
Unrealized losses on non-hedged interest rate swaps	—	11,487	—	16,764

Distributable Cash Flow	115,520	113,398	240,686	241,658
Acquisition-related expenses included in selling, general and administrative expenses	9,039	12,830	9,039	12,830

Distributable Cash Flow, before acquisition-related expenses	$124,559	$126,228	$249,725	$254,488

(1)
For the three months ended June 30, 2011, cash distributions expected to be received from ETP consist of cash distributions in respect of the quarter ended June 30, 2011 payable on August 15, 2011 to holders of record on the close of business August 5, 2011. For the three months ended June 30, 2010, cash distributions received from ETP consist of cash distributions paid on August 16, 2010 in respect of the quarter ended June 30, 2010.

For the six months ended June 30, 2011, cash distributions received or expected to be received from ETP consist of cash distributions paid on May 16, 2011 in respect of the quarter ended March 31, 2011 and cash distributions in respect of the three months ended June 30, 2011 payable on August 15, 2011 to holders of record on August 5, 2011. For the six months ended June 30, 2010, cash distributions received from ETP consist of cash distributions paid on May 17, 2010 in respect of the quarter ended March 31, 2010 and cash distributions paid on August 16, 2010 in respect of the quarter ended June 30, 2010.

(2)
On May 26, 2010, ETE contributed a 49.9% interest in MEP to Regency in exchange for 26,266,791 Regency common units. Total cash distributions expected from Regency for the three months ended June 30, 2010 reflect full-quarter distributions from the Regency common units and general partner interests held by ETE as of the end of the period.

For the three months ended June 30, 2011, cash distributions expected to be received from Regency consist of cash distributions in respect of the quarter ended June 30, 2011 payable on August 12, 2011 to holders of record on the close of business August 5, 2011. For the three months ended June 30, 2010, cash distributions received from Regency consist of cash distributions paid on August 13, 2010 in respect of the quarter ended June 30, 2010.

For the six months ended June 30, 2011, cash distributions received or expected to be received from Regency consist of cash distributions paid on May 13, 2011 in respect of the quarter ended March 31, 2011 and cash distributions in respect of the three months ended June 30, 2011 payable on August 12, 2011 to holders of record on August 5, 2011. For the six months ended June 30, 2010, cash distributions received from Regency consist of cash distributions paid on August 13, 2010 in respect of the quarter ended June 30, 2010.

(3)
Upon closing the transactions to transfer a 49.9% interest in MEP from ETP to Regency, the purchase price of each transaction included an adjustment relating to the pro ration of the distributions for the period from April 1, 2010 to May 26, 2010. The transfer of the MEP interest, along with ETE’s acquisition of a controlling interest in Regency on May 26, 2010, are collectively referred to as the Regency Transactions.

(4)
Interest expense included distributions on ETE’s Series A Convertible preferred units of $6.0 million and $12.0 million for the three and six months ended June 30, 2011, respectively. Interest expense included distributions on ETE’s convertible preferred units of $2.4 million for the three and six months ended June 30, 2010 which reflected a pro rata amount for the period subsequent to our acquisition of a controlling interest in Regency on May 26, 2010.

(5)
For the three months ended June 30, 2011, cash distributions expected to be paid by ETE consist of cash distributions in respect of the quarter ended June 30, 2011 payable on August 19, 2011 to holders of record on August 5, 2011. For the three months ended June 30, 2010, cash distributions paid by ETE consist of cash distributions paid on August 19, 2010 in respect of the quarter ended June 30, 2010.

For the six months ended June 30, 2011, cash distributions paid or expected to be paid by ETE consist of cash distributions paid on May 19, 2011 in respect of the quarter ended March 31, 2011 and cash distributions in respect of the three months ended June 30, 2011 payable on August 19, 2011 to holders of record on August 5, 2011. For the six months ended June 30, 2010, cash distributions paid by ETE consist of cash distributions paid on May 19, 2010 in respect of the quarter ended March 31, 2010 and cash distributions paid on August 19, 2010 in respect of the quarter ended June 30, 2010.

ENERGY TRANSFER EQUITY, L.P.
SUPPLEMENTAL INFORMATION
(Dollars in thousands)
(unaudited)
The following summarizes the key components of the stand-alone results of operations of the Parent Company for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Selling, general and administrative expenses	$(12,037)	$(15,079)	$(13,879)	$(17,415)
Interest expense	(40,587)	(20,210)	(81,526)	(36,916)
Equity in earnings of affiliates	120,626	75,362	267,268	221,740
Losses on non-hedged interest rate derivatives	—	(20,753)	—	(35,177)
Other, net	(1,653)	(88)	(16,812)	(212)
Selling, general and administrative. For the three and six months ended June 30, 2011 compared to the same period in the prior year, selling, general and administrative expense decreased primarily due to a decrease in acquisition-related costs. The three and six months ended June 30, 2011 reflect approximately $9.0 million in expenses incurred in connection with our pending acquisition of Southern Union Company, while the three and six months ended June 30, 2010 reflect approximately $12.8 million in expenses incurred related to our acquisition of a controlling interest in Regency in May 2010.
Interest Expense. For the three and six months ended June 30, 2011 compared to the same period in the prior year, interest expense increased primarily due to the issuance of $1.8 billion aggregate principal amount of 7.5% senior notes in September 2010 the proceeds from which were used to repay all of the outstanding indebtedness under our then existing revolving credit facility and term loan facility, to fund the cost to terminate interest rate swaps, and for general partnership purposes. In addition, interest expense for the periods presented reflects distributions on the ETE Preferred Units issued by ETE in connection with the acquisition of a controlling interest in Regency in May 2010.
Equity in Earnings of Affiliates. Equity in earnings of affiliates represents earnings of the Parent Company related to its investment in ETP and Regency. The increases between the three and six months period were primarily related to the Parent Company’s equity in earnings of ETP.
Losses on Non-Hedged Interest Rate Derivatives. The Parent Company terminated its interest rate swaps that were not accounted for as hedges in September 2010 in connection with the issuance of $1.8 billion of senior notes. Prior to that settlement, changes in the fair value of and cash payments related to these swaps were recorded directly in earnings. For the three and six months ended June 30, 2011, we recorded unrealized losses on our interest rate swaps as a result of decreases in the relevant floating index rates during the period.
Other, net. Other expenses increased between periods primarily due to non-cash charges recorded to increase the carrying value of the preferred units that were issued by the Parent Company in connection with the acquisition of a controlling interest in Regency in May 2010.